Exhibit (d)(20)

SUBORDINATED CONVERTIBLE NOTE

$150,000,000	April 15, 2002

         NRG Energy, Inc., a Delaware corporation (“NRG”), promises to pay to the order of Xcel Energy Inc., a Minnesota corporation (“Holder”), on such date as Holder makes a capital contribution to NRG in an amount of not less than $150,000,000 (such $150,000,000 to be specifically identified by the Holder at the time of contribution as relating to this Subordinated Convertible Note and not constituting any portion of the capital contribution of $300,000,000 referenced in that certain Subordinated Convertible Note dated February 28, 2002 issued by NRG in favor of Holder), the principal sum of One Hundred Fifty Million Dollars, or such lesser amount that is the aggregate unpaid and outstanding principal amount of loans advanced by Xcel Energy Inc. to NRG pursuant hereto, together with interest, due quarterly in arrears on the last business day of February, May, August and November, commencing May 31, 2002, on the principal sum hereof and accrued and unpaid interest outstanding hereunder at a rate per annum equal to thirty-day LIBOR (as defined below), plus 0.90%. Outstanding loans hereunder may be prepaid in part or in full at any time at the option of NRG, without penalty. Notwithstanding the foregoing, pursuant to the subordination provisions hereof, NRG shall not make any payment of principal of or interest on this Note so long as any Senior Indebtedness (as defined below) is and remains outstanding.

         For purposes hereof, “LIBOR”, for any interest period commencing on an interest payment date and ending on the next succeeding interest payment date, means an interest rate per annum equal to the London interbank offered rate (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars for delivery on the first day of the specified interest period in an amount equal or comparable to the principal sum hereof for a period of one month, which appears on the display page designated as “Page 3750” on the Telerate Service (or such other page as may replace such page, as appropriate, on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in U.S. Dollars).

         This Note, and the obligations of NRG hereunder, are and shall be subject and subordinate in right of payment to the prior payment in full in cash of any and all present and future secured or unsecured obligations of NRG resulting from any indebtedness for borrowed money or guarantees (the “Senior Indebtedness”), including but not limited to the 364-Day Revolving Credit Agreement dated as of March 9, 2001 among NRG, ABN AMRO Bank N.V., as agent (together with any future administrative agent under the Credit Agreement, the “Administrative Agent”) and the banks from time to time party thereto, as amended from time to time (such Credit Agreement as amended, substituted or replaced from time to time (including that certain replacement Credit Agreement dated on or about March 8, 2002 with commitments thereunder of approximately $1,000,000,000, the “Credit Agreement”), and all renewals, modifications, consolidations, replacements and extensions of such Senior Indebtedness, to the full extent of such Senior Indebtedness. Holder shall not (a) assert, collect or enforce any rights under this Note or any part hereof or take any action to realize upon or otherwise obtain payment of this Note or any part hereof or enforce any rights under this Note, or (b) have any right of subrogation, reimbursement, restitution, contribution or indemnity from any assets of NRG with respect to the indebtedness evidenced by this Note, so long as any Senior Indebtedness is and remains outstanding. So long as any Senior Indebtedness is and remains outstanding, Holder will hold in trust and immediately pay over to the holders of Senior Indebtedness for the account of the holders of Senior Indebtedness, in the same form of payment received, with appropriate endorsements, for application to the Senior Indebtedness any cash amount that NRG pays to Holder under this Note. Notwithstanding any provision of this Note to the contrary, the holders of the Senior Indebtedness shall have no right or claim to the Common Stock (as hereinafter defined) of NRG issued or issuable upon conversion of this Note pursuant to the terms hereof.

         Upon any distribution of assets of NRG upon any dissolution, winding up, liquidation or reorganization of NRG (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

         (a)  the holders of all Senior Indebtedness shall first be entitled to receive indefeasible payment in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness of the principal thereof, premium, if any, and interest and all other amounts due thereon before the holder of the Subordinated Indebtedness is entitled to receive any payment on account of the principal of or interest on or any other amount owing in respect of this Note (the “Subordinated Indebtedness”);

         (b)  any payment or distribution of assets of NRG of any kind or character, whether in cash, property or securities to which the Holder of the Subordinated Indebtedness would be entitled except for the subordination provisions set forth herein, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and

         (c) in the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of NRG of any kind or character, whether in cash, property or securities, shall be received by the Holder of the Subordinated Indebtedness on account of principal of, or interest or other amounts due on, the Subordinated Indebtedness before all Senior Indebtedness is indefeasibly paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness or effective provisions made for its payment, such payment or distribution shall be received and held in trust for and shall be paid over to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative or representatives under the agreements pursuant to which the Senior Indebtedness may have been issued, for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been indefeasibly paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

         Holder of this Subordinated Indebtedness agrees until such time as the Senior Indebtedness is indefeasibly paid in full in cash or in a manner satisfactory to the holder or holders of such Senior Indebtedness as follows:

         (a)  If any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise) is commenced by or against NRG:

(i) the Administrative Agent (as defined in the Credit Agreement), acting on behalf of each holder of Senior Indebtedness, is hereby irrevocably authorized and empowered (in its own name or in the name of the Holder of the Subordinated Indebtedness or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in paragraph (b) above and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the claims arising under the Subordinated Indebtedness or enforcing any security interest or other lien securing payment of the Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of the Senior Indebtedness hereunder; and

(ii) Holder of the Subordinated Indebtedness shall duly and promptly take such action as the holders of the majority in principal amount of the Senior Indebtedness may reasonably request (A) to collect the Subordinated Indebtedness for the account of the holders of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of the Subordinated Indebtedness, (B) to execute and deliver to the holders of the Senior Indebtedness such powers of attorney, assignments, or other instruments as the holders of the majority in principal amount of the Senior Indebtedness may reasonably request in order to enable the holders of the Senior Indebtedness to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Indebtedness, and (C) to collect and receive any and all payments or distributions that may be payable or deliverable upon or with respect to the Subordinated Indebtedness.

         (b)  The holders of the Senior Indebtedness are hereby authorized to demand specific performance of this Note, whether or not NRG shall have complied with any of the provisions hereof applicable to it, at any time when the Holder of the Subordinated Indebtedness shall have failed to comply with any of the provisions of this Note applicable to it. The Holder of the Subordinated Indebtedness hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

         Nothing contained in this Note and the subordination provisions set forth herein is intended to or shall impair, as between NRG and the Holder of the Subordinated Indebtedness, the obligation of NRG, which is absolute and unconditional, to pay to the holder of the Subordinated Indebtedness the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holder of the Subordinated Indebtedness and creditors of NRG other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Holder of the Subordinated Indebtedness from exercising all remedies otherwise permitted by applicable law, subject to the rights, if any, under the subordination provisions set forth herein of the holders of Senior Indebtedness in respect of cash, property, or securities of NRG received upon the exercise of any such remedy. Upon any distribution of assets of NRG referred to herein, the Holder of the Subordinated Indebtedness shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, or a certificate of the liquidating trustee or agent or other person making any distribution to the Holder of the Subordinated Indebtedness, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of NRG, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or hereto.

         The subordination provisions set forth herein shall constitute a continuing offer to all persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness and such provisions are made for the benefit of the holders of Senior Indebtedness and such holders may proceed to enforce such provisions as inure to their benefit.

         No rights of any present or future holders of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by an act or failure to act on the part of NRG or by any noncompliance by NRG with the terms and provisions of the Subordinated Indebtedness, regardless of any knowledge thereof which any such holder may have or be otherwise charged with. The holders of the Senior Indebtedness may, without in any way affecting the obligations of the Holder of the Subordinated Indebtedness with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness, including, without limitation, the waiver of a default thereunder and the release of any collateral securing such Senior Indebtedness, all without notice to or assent from the Holder of the Subordinated Indebtedness.

         The Holder may, at any time after the date hereof (subject to the last sentence of this paragraph), upon not less than five (5) business days’ notice to NRG, cause NRG to convert all, but not less than all, of the outstanding principal sum hereunder into an aggregate number of shares of its Common Stock, par value $.01 per share, of NRG (the “Common Stock”) equal to the sum of the then outstanding principal sum of this Note and all accrued but unpaid interest on this Note, divided by the Market Price (as defined below) per share on the date specified in said notice (the “Conversion Date”). Upon NRG’s issuance to the Holder of the Common Stock into which this Note is convertible, this Note shall be deemed paid in full and shall be returned to NRG marked “CANCELED.” For purposes hereof, “Market Price” shall mean (i) if at the time of such conversion NRG’s Common Stock is listed on any established stock exchange or a national market system, a price per share determined by the Independent Directors Committee of the Board of Directors of NRG and approved by the Finance Committee of the Board of Directors of Holder, which shall not be less than the average of the last reported sale price of the Common Stock or the closing price quoted on any exchange on which the Common Stock is listed or the NASDAQ National Market System or the average of the closing bid and asked prices of the Common Stock quoted in the over-the-counter market summary, whichever is applicable, as published in The Wall Street Journal for the five trading days prior to the Conversion Date or (ii) otherwise, a price per share determined by NRG’s Board of Directors in the good faith exercise of its reasonable business judgment and approved by the Finance Committee of the Board of Directors of Holder. Notwithstanding the foregoing, the Holder may not convert this Note into Common Stock of NRG without the approval of the shareholders of NRG, if and to the extent that such approval is required by the rules of any established stock exchange on which NRG’s Common Stock is listed.

         The conversion of this Note will be deemed to have been effected and the Holder will be deemed to be the registered holder of the shares of Common Stock (and all other securities issuable pursuant to the terms hereof) issuable upon conversion of this Note (collectively, the “Conversion Shares”) automatically on the Conversion Date. On the Conversion Date, NRG shall deliver to the Holder a certificate or certificates representing the Conversion Shares. NRG shall at all times reserve for issuance a sufficient number of shares of Common Stock to be issued as Conversion Shares, and upon issuance thereof, the Conversion Shares shall be fully paid and nonassessable.

         In the event that after the date of this Note, the outstanding shares of Common Stock shall be (a) subdivided or split into a greater number of shares of Common Stock, (b) combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, (c) changed into a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise, the Holder shall upon conversion of this Note receive the stock and/or securities to which the Holder would have been entitled had the Holder held, at the time of the record date for such split, subdivision, combination, consolidation, reorganization or reclassification, the number of shares of Common Stock into which this Note could have been converted immediately prior to the record date for that event, and had the Holder thereafter, during the period from the record date of that event to and including the date of conversion, retained the stock or securities receivable as aforesaid during that period, subject to all other adjustments called for during that period pursuant hereto.

         In the event that after the date of this Note, NRG makes, or fixes a record date for the determination of holders of Common Stock to receive, a dividend or other distribution payable in the securities of NRG, then the Holders shall receive upon conversion of this Note, in addition to the number of shares of Common Stock otherwise receivable thereupon, the stock or securities to which the holder of this Note would have been entitled had the Holder held, at the time of the record date for the dividend or other distribution, the number of shares of Common Stock into which this Note could have been converted immediately prior to the record date for that event, and had the Holder thereafter, during the period from the record date of that event to and including the date of conversion, retained the stock or securities receivable by them as aforesaid during that period, subject to all other adjustments called for during that period pursuant hereto.

         If at any time NRG declares a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then NRG shall give the Holder notice, no later than thirty (30) calendar days prior to the date on which a record is to be taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined, specifying the date of any such record date or date of determination and the amount and character of such Liquidating Dividend.

         The shares of Common Stock of NRG issuable upon conversion of this Note will not be registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state. Any shares of Common Stock of NRG issued upon conversion of this Note will contain a legend to such effect.

         Holder shall be, and hereby is, authorized to record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each loan made by Holder hereunder to NRG and the date and amount of each principal payment hereunder.

         This Note shall be governed by and construed in accordance with the internal laws of the State of New York.

NRG ENERGY, INC.

By:	/s/ Brian B. Bird

Brian B. Bird Vice President and Treasurer

SCHEDULE OF LOANS TO AND PAYMENTS OF PRINCIPAL BY
NRG ENERGY, INC. PURSUANT TO A SUBORDINATED CONVERTIBLE NOTE
DATED April 15, 2002

Amount of
	Principal	Principal or Interest	Unpaid Principal	Date Interest	Endorsement
Date	Amount of Loan	Paid or Prepaid	Balance	Paid To	Made By